Exhibit 99.1

TEKNI-PLEX ENTERS INTO FURTHER EXTENSION OF FORBEARANCE AGREEMENT WITH NOTEHOLDERS

-- Restructuring Negotiations Have Commenced --

SOMERVILLE, NJ, March 17, 2008 – Tekni-Plex, Inc. announced today that it has entered into an extension, through March 27, 2008, of its Forbearance Agreement, dated as of January 16, 2008, with entities that have represented that they hold more than 91% of the Company’s 12.75% Senior Subordinated Notes Due 2010 (the “Subordinated Notes”) and more than 67% of its 8.75% Senior Secured Notes due 2013. Negotiations have commenced with respect to a possible restructuring of the Subordinated Notes.  There can be no assurance that the parties will be able to reach an agreement on the terms of such a restructuring.

About Tekni-Plex, Inc.

Tekni-Plex is a global, diversified manufacturer of packaging, packaging products and materials, as well as tubing products. The Company primarily serves the food, healthcare and consumer markets. It has built leadership positions in its core markets, and focuses on vertically integrated production of highly specialized products.  Tekni-Plex has operations in the United States, Europe, China, Argentina and Canada.

The Company’s operations are aligned under two business segments: Packaging and Tubing Products. Representative product lines in the Packaging segment include foam egg cartons; pharmaceutical blister films; poultry and meat processor trays; closure liners; aerosol and pump packaging components; and foam plates. Representative product lines in the Tubing Products segment include garden and irrigation hose; medical tubing; and aeration hose. The Company also manufactures other products that do not fit in either of these segments, including recycled PET, vinyl compounds and specialty resins.

This press release includes statements that may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from these expectations due to the Company's ongoing discussions with its lenders and investors, the outcome of which cannot be accurately predicted.  Other factors that would cause or contribute to such differences include, but are not limited to: price volatility and availability of raw materials and the Company’s ability to correspondingly increase its prices, competitive factors, risks related to foreign investments and operations, seasonality, changes in environmental and safety laws and regulations and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Tekni-Plex undertakes no obligation to update these statements for revisions or changes after the date of this release.

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Contact:

Media Inquiries Only:

Kekst and Company
Michael Freitag
(212) 521-4800

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